CIPHER HOLDING CORPORATION

CONSENT OF CERTIFIED PUBLIC ACCOUNTANT

We consent to the incorporation by reference in this Amended Annual Report on Form 10-KSB/A of Cipher Holding Corporation of our report dated March 30, 2004, included in the Annual Report to Stockholders of Cipher Holding Corporation.

Bloom and Company LLP
S/Bloom and Company
Hempstead, New York
March 30, 2004, Except for Note 2, as to which the date is January 3, 2005